INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Current Report on Form 8-K under the Securities Exchange Act of 1934 of Fibercore, Inc. dated July 3, 2000 of our report dated May 31, 2000 insofar as such report relates to the financial statements and financial statement schedules of Xtal Fibras Opticas S.A. for the years ended December 31, 1999 and 1998.


/s/ Deloitte Touche Tohmatsu
Auditores Independentes


Campinas, Brazil
July 3, 2000